Hogan Lovells US LLP 609 Main Street, Suite 4200 Houston, TX 77002 T +1 713 632 1400 F +1 713 632 1401 www.hoganlovells.com

July 1, 2021

Board of Directors
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, Texas 77021

Ladies and Gentlemen:
We are acting as counsel to Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance of (i) warrants (the “Warrants”) to purchase up to 142,711 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) pursuant to the Warrant Agency Agreement, dated June 4, 2021, between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agency Agreement”) and (ii) 142,711 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The issuance of the Warrants and Warrant Shares is being made pursuant to the Company’s registration statement on Form S-3, as amended (No. 333-231010) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on April 24, 2019, the accompanying prospectus dated May 17, 2019 (the “Base Prospectus”) that forms a part thereof, and the Prospectus Supplement dated July 1, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation SK, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to, and limited by the foregoing, we are of the opinion that:
a)following execution and delivery by the Company of the Warrants pursuant to the terms of the Warrant Agency Agreement, the Warrants will constitute valid and binding obligations of the Company; and
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b)following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Warrant Agency Agreement, and (ii) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Company’s Current Report on Form 8-K filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP